SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) - March 23, 2005

FIRST HORIZON NATIONAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

TENNESSEE	001-15185	62-0803242
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

165 MADISON AVENUE
MEMPHIS, TENNESSEE	38103
(Address of Principal Executive Office)	(Zip Code)

Registrant's telephone number, including area code - (901) 523-4444

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[__]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.

On March 23, 2005, the registrant's subsidiary First Tennessee Bank National Association (the "Bank") issued 300,000 shares of Class A Non-Cumulative Perpetual Preferred Stock ("Preferred Stock"). The Preferred Stock was sold to qualified institutional investors for $1,000 per share, which is the liquidation preference amount associated with the Stock. After expenses connected with the offering, the proceeds to the Bank were approximately $293.5 million. The Bank intends to use the proceeds from the sale for general corporate purposes in the ordinary course of its business.

Holders of the Preferred Stock are entitled to receive, when, as, and if declared by the Bank's Board of Directors, dividends at an annual rate equal to 3-month LIBOR plus 0.85%, subject to a floor of 3.75%. In any quarterly dividend period, dividends on the Preferred Stock must be paid before any dividends on the common stock of the Bank may be paid. Dividends on Preferred Stock are non-cumulative. The Preferred Stock has no mandatory redemption date; however, the Bank may call the Preferred Stock for redemption at a price equal to the liquidation preference amount (plus any unpaid accrued dividends for that dividend period) on or after the scheduled dividend payment date in April 2010. The Preferred Stock is nonvoting, and does not participate in dividends or other distributions once its applicable preferred dividend (or preference amount, in the event of a liquidation) is paid.

The Preferred Stock is exempt from registration under the Securities Act of 1933, as amended (the "1933 Act") as a security issued by a "bank" in reliance upon Section 3(a)(2) of that Act, and is exempt from registration under the securities offering regulations of the Office of the Comptroller of the Currency at 12 C.F.R. Part 16 ("Part 16") in reliance upon Rule 144A under the 1933 Act as incorporated into Part 16. The Preferred Stock may not be offered or sold in the United States absent registration under Part 16 or an applicable exemption from Part 16's registration requirements.

The Bank expects to be able to treat the Preferred Stock as Tier 1 Capital for purposes of bank regulatory risk-based capital guidelines.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST HORIZON NATIONAL CORPORATION
By: __/s/ Marlin L. Mosby III______________________
Date: March 24, 2005	Name: Marlin L. Mosby III
Title: Executive Vice President and Chief Financial Officer